Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS ROBUST REVENUE AND

 EARNINGS GROWTH FOR THE FIRST QUARTER OF 2014

Revenue Increases by 26%, while Adjusted Earnings Per Share Rises 56% to $0.25

Los Angeles, CA — April 30, 2014 — CBRE Group, Inc. (NYSE:CBG) today reported very strong revenue and earnings growth for the first quarter ended March 31, 2014.

First-Quarter 2014 Results

•                  Revenue for the quarter totaled $1.9 billion, an increase of 26% (27% in local currency) from $1.5 billion in the first quarter of 2013.

•                  Excluding selected charges(1), net income(2) rose 60% to $82.4 million from $51.5 million in the first quarter of 2013, while earnings per diluted share improved 56% to $0.25 from $0.16 in the prior-year period. For the first quarter, selected charges (net of income taxes) totaled $14.7 million versus $14.0 million for the same period in 2013.

•                  On a U.S. GAAP basis, net income rose 80% to $67.7 million, compared with $37.5 million for the first quarter of 2013.  GAAP earnings per diluted share rose 82% to $0.20, compared with $0.11 in last year’s first quarter.

•                  Excluding selected charges, EBITDA(3) increased 23% to $198.8 million from $161.3 million in the first quarter of 2013. EBITDA(3) (including selected charges) also rose 23% to $197.2 million   for the first quarter of 2014, from $159.8 million for the same period a year earlier.

Management Commentary

“We are very pleased with our strong start to 2014,” said Bob Sulentic, president and chief executive officer of CBRE. “We drove very strong revenue and earnings growth across our global regions and in nearly all business lines.  Our performance in the period reflects the ongoing investments we have made in professional talent and resources, and the success of our people in creating value for our clients.  All of this allowed us to capture additional market share.”

CBRE posted strong revenue growth in its three global regions.  EMEA set a brisk pace with a 127% revenue increase (122% in local currency), fueled by contributions from the acquisition of building technical engineering services provider, Norland Managed Services Ltd, in late December 2013 as well as double-digit organic growth across all major business lines.  Excluding Norland contributions, EMEA revenue surged 32% (27% in local currency), as market activity continued to revive in step with improved economic activity and investor sentiment across Europe.

In the Americas, CBRE’s largest business segment, revenue also increased by double digits, rising 10% for the quarter.  The catalysts behind this growth were property sales (up 38% in the U.S. and 17% across the region) and leasing (up 10%) as well as the occupier outsourcing business (up 13%).

Asia Pacific posted solid revenue growth, led by a continued strong rebound in property sales.  However, foreign currency conversion continued to understate CBRE’s growth in the region.  Asia Pacific revenue rose 18% in local currency and 8% when translated into U.S. dollars.

Reflecting a highly active global investment market and CBRE’s central role in facilitating cross-border capital flows, global property sales revenue rose 27% for the quarter.  Growth in Europe, the Middle East and Africa (EMEA) was particularly robust, as sales revenue increased 61%.  CBRE benefited from recovering activity in continental European markets that had been affected by the economic downturn as well as continued strength in Germany and the U.K.

The Company’s occupier outsourcing business, Global Corporate Services (GCS), continued to grow strongly. Revenue for GCS increased 61%, reflecting 12% organic growth supplemented by strong contributions from the recent acquisition of Norland.  “The Norland team has done a great job of integrating with our overall GCS offering in Europe,” Mr. Sulentic said. “We are benefiting significantly from the continued organic expansion of Norland’s business base as well as our success in introducing its technical capabilities to CBRE’s existing occupier clients.  We are pleased with the enhanced growth prospects Norland affords us.”

The first quarter was also one of GCS’s best periods for new business.  The company signed contracts with 25 new occupier customers and expanded its service offering with 24 existing clients.  EMEA and Asia Pacific were notably active, as international companies increasingly embrace outsourcing.  During the quarter, CBRE signed outsourcing contracts with international occupiers such as Alibaba Group, Société Générale and Wipro.

Global leasing revenue rose by 10%, marking the third consecutive quarter of double-digit growth.  EMEA leasing revenue rose 16% driven by increased activity in the U.K.  Commercial mortgage brokerage revenue rose 13%, even though, as expected, lending activity declined with the U.S. Government-Sponsored Enterprises. This decline was more than offset by increased U.S. loan originations with other capital sources and sharply higher loan sales activity.

First-Quarter 2014 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 10% (11% in local currency) to $1.0 billion, compared with $926.0 million for the first quarter of 2013. The improved revenue was driven by higher U.S. sales, leasing and occupier outsourcing activity.

•                  EBITDA increased 18% to $125.8 million compared with $106.4 million in last year’s first quarter.

•                  Operating income rose 16% to $86.6 million, compared with $74.6 million for the prior-year first quarter.

EMEA Region (primarily Europe)

•                  Revenue rose 127% (122% in local currency) to $518.7 million, compared with $228.6 million for the first quarter of 2013.  The increase was broad based, as every major business line showed double-digit growth. Performance improved in several countries, most notably in the U.K.  Excluding contributions from Norland, EMEA revenue increased 32% (27% in local currency) over the prior-year period.

•                  EBITDA increased to $23.4 million compared with an EBITDA loss of $0.5 million in the prior-year first quarter.

•                  Operating income totaled $5.1 million compared with an operating loss of $6.2 million for the same period in 2013.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue was $195.6 million, an increase of 8% (18% in local currency) from $181.4 million for the first quarter of 2013.  Performance improved in several countries, particularly Australia, China and Japan, but was tempered by negative foreign currency effects.

•                  EBITDA increased 41% to $8.2 million compared with $5.8 million for the prior-year first quarter.

•                  Operating income totaled $5.2 million, an increase of 77% from $2.9 million for the first quarter of 2013.

Global Investment Management (investment management operations in the U.S., Europe and Asia)

•                  Revenue totaled $112.5 million compared with $126.6 million in the first quarter of 2013.

•                  Excluding selected charges, EBITDA decreased to $29.8 million from $41.9 million in the prior-year first quarter.  EBITDA (including selected charges) decreased to $28.3 million compared with $40.3 million in the first quarter of 2013.

•                  Operating income totaled $18.1 million, compared with $30.1 million for the first quarter of 2013.

•                  This business is transitioning from gain-harvesting in 2013 to capital-deployment in 2014, and has approximately $5.3 billion of equity to deploy following strong capital raising in 2013 and early 2014. The sale of nearly $10 billion of assets in 2013, the previously-announced decision to exit the management of a private REIT, and lower market fees in continental Europe led to lower revenue, operating income and EBITDA in the first quarter of 2014.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $12.4 million for both the first quarter of 2014 and 2013.

•                  EBITDA increased 49% to $11.6 million compared with $7.8 million reported in the prior-year period. The increase was largely driven by higher income from property sales (reflected in equity earnings) in the current quarter.

•                  Operating loss totaled $2.5 million compared with a loss of $0.2 million for the same period in 2013. Under U.S. GAAP, equity earnings is not included in the calculation of operating loss.

•                  Development projects in process totaled $5.0 billion, up 2% from year-end 2013, and the inventory of pipeline deals totaled $1.8 billion, up 20% from year-end 2013. The larger pipeline reflects increased demand for development services as the economy improves.

Business Outlook

“We are encouraged by our strong first quarter performance,” Mr. Sulentic said. “Property sales were notably stronger than they normally are at the beginning of a year, and most of our other business lines performed better than the market.  Investments in our people and platform further strengthen our ability to create value for our clients. This enables continued market share gains and supports strong, sustainable growth.  Our excellent liquidity, cash flow and conservative balance sheet position us to continue expanding our global leadership position for the benefit of our clients, employees and shareholders.”

Conference Call Details

The Company’s first-quarter earnings conference call will be held today (Wednesday, April 30, 2014) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on April 30, 2014, and ending at midnight Eastern Time on May 7, 2014. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 322410.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2013 revenue).  The Company has approximately 44,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through approximately 350 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook and ability to successfully integrate businesses we have acquired with our existing operations.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: the sustainability of the recovery in our investment sales and leasing business; disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; continued high levels of, or increases in, unemployment and general slowdowns in commercial activity; variations in historically customary seasonal patterns that cause our business not to perform as expected; trends in pricing and risk assumption for commercial real estate services; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; foreign currency fluctuations; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; our ability to maintain our effective tax rate at or below current levels; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our Global Investment Management business to maintain and grow assets under management, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws of the U.S. and other countries; our leverage and our ability to perform under our credit facilities; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; the effect of significant movements in average cap rates across different property types; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, certain carried interest incentive compensation expense and integration and other costs related to acquisitions.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$1,860,842	$1,475,063
Costs and expenses:
Cost of services	1,161,460	861,216
Operating, administrative and other	528,395	469,541
Depreciation and amortization	65,203	46,281
Total costs and expenses	1,755,058	1,377,038
Gain on disposition of real estate	6,697	3,149
Operating income	112,481	101,174
Equity income from unconsolidated subsidiaries	15,000	9,749
Other income	4,801	2,694
Interest income	1,577	2,028
Interest expense	28,015	42,395
Write-off of financing costs	—	13,580
Income from continuing operations before provision for income taxes	105,844	59,670
Provision for income taxes	37,902	19,004
Income from continuing operations	67,942	40,666
Income from discontinued operations, net of income taxes	—	21,189
Net income	67,942	61,855
Less: Net income attributable to non-controlling interests	279	24,309
Net income attributable to CBRE Group, Inc.	$67,663	$37,546

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.21	$0.11
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable CBRE Group, Inc.	$0.21	$0.11

Weighted average shares outstanding for basic income per share	330,035,445	326,759,455

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.20	$0.11
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable to CBRE Group, Inc.	$0.20	$0.11

Weighted average shares outstanding for diluted income per share	333,349,519	330,802,552

EBITDA (1)	$197,206	$159,754

(1) Includes EBITDA related to discontinued operations of $4.4 million for the three months ended March 31, 2013.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Americas
Revenue	$1,021,681	$925,972
Costs and expenses:
Cost of services	660,270	594,021
Operating, administrative and other	240,667	229,486
Depreciation and amortization	34,158	27,833
Operating income	$86,586	$74,632
EBITDA	$125,762	$106,351

EMEA
Revenue	$518,679	$228,634
Costs and expenses:
Cost of services	371,547	145,692
Operating, administrative and other	124,533	83,776
Depreciation and amortization	17,463	5,396
Operating income (loss)	$5,136	$(6,230)
EBITDA	$23,365	$(545)

Asia Pacific
Revenue	$195,643	$181,431
Costs and expenses:
Cost of services	129,643	121,503
Operating, administrative and other	57,749	54,124
Depreciation and amortization	3,068	2,882
Operating income	$5,183	$2,922
EBITDA	$8,241	$5,847

Global Investment Management
Revenue	$112,463	$126,642
Costs and expenses:
Operating, administrative and other	84,998	87,754
Depreciation and amortization	9,366	8,811
Operating income	$18,099	$30,077
EBITDA(1)	$28,263	$40,326

Development Services
Revenue	$12,376	$12,384
Costs and expenses:
Operating, administrative and other	20,448	14,401
Depreciation and amortization	1,148	1,359
Gain on disposition of real estate	6,697	3,149
Operating loss	$(2,523)	$(227)
EBITDA(2)	$11,575	$7,775

(1)         Includes EBITDA related to discontinued operations of $0.6 million for the three months ended March 31, 2013.

(2)         Includes EBITDA related to discontinued operations of $3.8 million for the three months ended March 31, 2013.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2014	2013

Net income attributable to CBRE Group, Inc.	$67,663	$37,546
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	13,759	4,632
Carried interest incentive compensation, net of tax	952	—
Integration and other costs related to acquisitions, net of tax	—	1,093
Write-off of financing costs, net of tax	—	8,258
Net income attributable to CBRE Group, Inc., as adjusted	$82,374	$51,529

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.25	$0.16

Weighted average shares outstanding for diluted income per share	333,349,519	330,802,552

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended March 31,
	2014	2013

Net income attributable to CBRE Group, Inc.	$67,663	$37,546
Add:
Depreciation and amortization(1)	65,203	46,537
Interest expense(2)	28,015	44,176
Write-off of financing costs	—	13,580
Provision for income taxes(3)	37,902	19,943
Less:
Interest income	1,577	2,028

EBITDA(4)	$197,206	$159,754

Adjustments:
Carried interest incentive compensation	1,563	—
Integration and other costs related to acquisitions	—	1,525

EBITDA, as adjusted (4)	$198,769	$161,279

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.3 million for the three months ended March 31, 2013.

(2)         Includes interest expense related to discontinued operations of $1.8 million for the three months ended March 31, 2013.

(3)         Includes provision for income taxes related to discontinued operations of $0.9 million for the three months ended March 31, 2013.

(4)         Includes EBITDA related to discontinued operations of $4.4 million for the three months ended March 31, 2013.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2014	2013
Americas
Net income attributable to CBRE Group, Inc.	$70,466	$29,538
Adjustments:
Depreciation and amortization	34,158	27,833
Interest expense, net	9,186	30,970
Write-off of financing costs	—	13,580
Royalty and management service income	(864)	(10,223)
Provision for income taxes	12,816	14,653
EBITDA	$125,762	$106,351

EMEA
Net loss attributable to CBRE Group, Inc.	$(6,990)	$(5,800)
Adjustments:
Depreciation and amortization	17,463	5,396
Interest expense (income), net	7,159	(2,248)
Royalty and management service (income) expense	(3,885)	4,141
Provision for (benefit of) income taxes	9,618	(2,034)
EBITDA	$23,365	$(545)

Asia Pacific
Net loss attributable to CBRE Group, Inc.	$(4,244)	$(1,449)
Adjustments:
Depreciation and amortization	3,068	2,882
Interest expense, net	335	560
Royalty and management service expense	3,639	4,663
Provision for (benefit of) income taxes	5,443	(809)
EBITDA	$8,241	$5,847

Global Investment Management
Net income attributable to CBRE Group, Inc.	$2,828	$13,121
Adjustments:
Depreciation and amortization(1)	9,366	8,929
Interest expense, net(2)	8,841	10,266
Royalty and management service expense	1,110	1,419
Provision for income taxes	6,118	6,591
EBITDA(3)	$28,263	$40,326
Carried interest incentive compensation	1,563	—
Integration and other costs related to acquisitions	—	1,525
EBITDA, as adjusted(3)	$29,826	$41,851

Development Services
Net income attributable to CBRE Group, Inc.	$5,603	$2,136
Adjustments:
Depreciation and amortization(4)	1,148	1,497
Interest expense, net(5)	917	2,600
Provision for income taxes(6)	3,907	1,542
EBITDA(7)	$11,575	$7,775

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.1 million for the three months ended March 31, 2013.

(2)         Includes interest expense related to discontinued operations of $0.5 million for the three months ended March 31, 2013.

(3)         Includes EBITDA related to discontinued operations of $0.6 million for the three months ended March 31, 2013.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.1 million for the three months ended March 31, 2013.

(5)         Includes interest expense related to discontinued operations of $1.3 million for the three months ended March 31, 2013.

(6)         Includes provision for income taxes related to discontinued operations of $0.9 million for the three months ended March 31, 2013.

(7)         Includes EBITDA related to discontinued operations of $3.8 million for the three months ended March 31, 2013.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents (1)	$428,237	$491,912
Restricted cash	50,829	61,155
Receivables, net	1,415,383	1,486,489
Warehouse receivables (2)	310,730	381,545
Real estate assets (3)	128,311	126,954
Goodwill and other intangibles, net	3,134,877	3,131,702
Investments in and advances to unconsolidated subsidiaries	201,577	198,696
Other assets, net	1,173,414	1,119,961
Total assets	$6,843,358	$6,998,414

Liabilities:
Current liabilities, excluding debt	$1,607,235	$1,984,381
Warehouse lines of credit (2)	306,607	374,597
Revolving credit facility	359,453	142,484
5.00% senior notes	800,000	800,000
Senior secured term loans	675,350	685,263
6.625% senior notes	350,000	350,000
Other debt	5,512	5,433
Notes payable on real estate (4)	131,936	130,472
Other long-term liabilities	579,007	589,778
Total liabilities	4,815,100	5,062,408

CBRE Group, Inc. stockholders’ equity	1,989,556	1,895,785
Non-controlling interests	38,702	40,221
Total equity	2,028,258	1,936,006
Total liabilities and equity	$6,843,358	$6,998,414

(1)  Includes $27.2 million and $32.4 million of cash in consolidated funds and other entities not available for Company use as of March 31, 2014 and December 31, 2013, respectively.

(2)  Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)  Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)  Represents notes payable on real estate of which $4.0 million are recourse to the Company as of both March 31, 2014 and December 31, 2013.